Nicor Inc.
Form 8-K
Exhibit 10.1

DEFERRED RESTRICTED STOCK AGREEMENT
NICOR INC. 1997 LONG-TERM INCENTIVE PLAN

THIS AGREEMENT, entered into as of the 16th day of March, 2006 (the “Agreement Date”), by and between Russ M. Strobel (the “Employee”), and Nicor Inc., an Illinois corporation (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company maintains the Nicor Inc. 1997 Long-Term Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement for the benefit of key executive and management employees of the Company and any related companies; and

WHEREAS, the Employee has been selected by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to receive an award of Restricted Stock under the Plan, the delivery of which is deferred pursuant to Section 4.5 of the Plan and as provided herein;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee as follows:

1. Award. Subject to the terms of this agreement and the Plan, the Employee is hereby awarded the right to receive 11,550 shares of Stock (the “Deferred Restricted Stock”) subject to vesting as provided in Paragraph 4, the delivery of which shares of Stock is deferred pursuant to Section 4.5 of the Plan until the earlier of:

(a) the six-month anniversary following Employee’s Date of Termination for any reason other than cause (as determined by the Committee) or death;

(b) the Employee’s death; or

(c) upon a Change in Control.

2. Limit on Alienation. Deferred Restricted Stock may not be sold, assigned, transferred (except as permitted under Paragraph 7), pledged or otherwise encumbered.

3. Dividend Equivalents. The Employee shall be entitled to receive a cash payment equal to the amount of dividends which otherwise would have been paid on the shares of Deferred Restricted Stock as if such shares were issued and outstanding (the “Dividend Equivalents”) at the same time and manner as dividends are paid on shares of Stock. Employee’s rights to Dividend Equivalents shall cease on the earlier of (a) the date on which the Employee has forfeited the Deferred Restricted Stock, or (b) the date the actual shares of Deferred Restricted Stock are delivered as provided in Paragraph 1.

4. Vesting. The Employee shall vest in full in the Deferred Restricted Stock on the earlier of (a) the fourth anniversary of the Agreement Date; (b) the date on which a Change in Control occurs; (c) the date of the Employee’s death; or (d) the date on which the Employee becomes disabled. If the Employee’s employment with the Company and all Related Companies terminates prior to vesting in the Deferred Restricted Stock, he shall forfeit the Deferred Restricted Stock and his right to receive the actual shares of Stock subject thereto.

5. Change in Control. Notwithstanding anything in this Agreement or the Plan to the contrary, for purposes of this Agreement the term “Change in Control” has the meaning established in the Plan but with each reference to “20%” in such definition replaced with a reference to “35%”.

6. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. Subject to the terms of the Plan, any benefits payable to the Employee under this Agreement that are not paid at the time of the Employee’s death shall be paid to the beneficiary designated by the Employee in writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Employee fails to designate a beneficiary, or if the designated beneficiary of the deceased Employee dies before the Employee or before complete payment of the amounts distributable under this Agreement, the Committee shall, in its discretion, direct that amounts to be paid under this Agreement be paid to:

(a) one or more of the Employee’s relatives by blood, adoption or marriage and in such proportion as the Committee decides; or

(b) the legal representative or representatives of the estate of the last to die of the Employee and his beneficiary.

7. Transferability. Deferred Restricted Stock awarded under this Agreement is not transferable except as designated by the Employee by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may permit the Deferred Restricted Stock awarded under this Agreement to be transferred by Employee for no consideration to or for the benefit of the Employee’s immediate family (including a trust for the benefit of the Employee’s immediate family or to a partnership for members of the Employee’s immediate family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all terms and conditions applicable to such award prior to such transfer. Immediate family is defined as the participant’s spouse, children, stepchildren and adoptive relationships.

8. Employment and Shareholder Status. This Agreement does not constitute a contract of employment, and does not confer on the Employee the right to be retained in the employ of the Company or any Related Company. Except as otherwise provided in this Agreement, Employee shall not be deemed to be a holder of any shares of Stock pursuant to the Deferred Restricted Stock until the date of the issuance of a certificate to him of the actual shares of Stock subject to such Deferred Restricted Stock. Except for Dividend Equivalents, Employee shall not have any rights to dividends or any other rights of a shareholder with respect to the shares of Stock covered by the Deferred Restricted Stock until such shares of Stock have been issued to him.

9. Withholding. The Company may require that the Employee pay to the Company, or the Company may otherwise withhold, at the time of delivery of the shares of Stock pursuant to the Deferred Restricted Stock, any such amount as is required by law or regulation to be withheld for federal, state or local income tax or any other taxes incurred by reason of such payment.

10. Unfunded Promise. Employee’s right to receive payment of any amounts under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company.

11. Adjustment to Number of Shares Subject to Agreement. In the event of any change in the outstanding shares of Stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the terms of this Agreement and the number of shares of Deferred Restricted Stock and this Agreement may be equitably adjusted by the Committee in its sole discretion to preserve the intent of this Agreement.

12. Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

13. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

14. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Employee from the office of the Secretary of the Company.

15. Amendment. This Agreement may be amended by written Agreement of the Employee and the Company, without the consent of any other person.

IN WITNESS WHEREOF, the Employee has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, and its corporate seal to be affixed hereto, all as of the Agreement Date.

/s/ RUSS M. STROBEL
Russ M. Strobel

Nicor Inc.

By: /s/ CLAUDIA J. COLALILLO
Claudia J. Colalillo
Senior Vice President Human Resources and
Corporate Communications

ATTEST:

/s/ NEIL MALONEY
Neil Maloney
Assistant Secretary